Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports First Quarter 2025 Financial Results

Quarterly Revenue Increased $25 Million Compared to First Quarter of 2024 Due to Strategic Growth Initiatives

Further Revenue and Adjusted EBITDA1 Growth is Expected in 2025

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – May 13, 2025 – Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”), a leading developer of cost-effective, renewable hydrocarbon fuels and chemicals that also can deliver significant carbon emission abatement, today announced financial results for the first quarter ended March 31, 2025.

Recent Corporate Highlights: Continuing on a Path to Positive Adjusted EBITDA1

●	Revenue and Adjusted EBITDA growth: Total operating revenue increased by approximately $25 million in the first quarter of 2025 compared to the first quarter of 2024.
o	This increase was primarily driven by inorganic revenue growth of $23 million during the last two months of the quarter from Gevo North Dakota (through the acquisition of substantially all of the assets of Red Trail Energy, LLC, which closed on January 31, 2025). Gevo’s consolidated financials for the first quarter of 2025 include Gevo North Dakota results for the two months of February and March 2025.
o	RNG total operating revenue increased by $1.7 million, or 42%, compared to the first quarter of 2024. This was primarily driven by receiving approval of a -339 gCO2e/MJ carbon intensity (“CI”) score for our RNG project from the California Air Resources Board (“CARB”) under their Low Carbon Fuel Standard (“LCFS”) program, partially offset by lower Renewable Identification Number (“RIN”) prices.
o	We expect further Adjusted EBITDA[1] growth through the rest of 2025 as a result of the expected monetization of Section 45Z tax credits generated by our low-carbon ethanol and biogas facilities.
o	Other revenue, including sales of isooctane and software services, also increased by $0.6 million in the first quarter of 2025 compared to the first quarter of 2024.
●	Carbon abatement, a new product that can be sold: Gevo is actively developing the customers and markets for voluntary carbon abatement. Our drop-in fuel products generated total carbon abatement (i.e., emissions sequestered, reduced or avoided by using renewable instead of fossil inputs) of over 100 thousand metric tons of CO2 in the first quarter of 2025.
o	This carbon abatement includes captured and sequestered volume of approximately 29 thousand metric tons of CO2 at Gevo North Dakota during the two months of February and March 2025.
o	During the same period, Gevo North Dakota produced approximately 11.1 million gallons of low-carbon ethanol at an estimated CI of 21 gCO2e/MJ, contributing approximately 47 thousand metric tons of carbon abatement.
o	RNG had production of 79,963 MMBtu in the first quarter of 2025 and over 60,000 metric tons of carbon credits were generated in the California LCFS system.

1Adjusted EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization, allocated intercompany expenses for shared service functions, non-cash stock-based compensation, and the change in fair value of derivative instruments to GAAP loss from operations as well as monetized tax credits, if any. A reconciliation of adjusted EBITDA to GAAP loss from operations is provided in the financial statement tables following this release. Adjusted EBITDA was referred to as “cash EBITDA” in previous periods.

●	New offtake agreements for jet fuel and carbon abatement: In April 2025, Gevo signed a pioneering offtake agreement with Future Energy Global (“FEG”), under which FEG will acquire from Gevo the Scope 1 and Scope 3 emissions credits from 10 million gallons per year of fuel to be produced at one of our planned alcohol-to-jet (“ATJ”) facilities. Additionally, we entered into an agreement with a separate undisclosed party for an additional five million gallons per year of SAF, without the carbon value or Scope 1 and Scope 3 emissions credits attached. The carbon abatement for this additional 5 million gallons has been sold to a separate party, not the fuel buyer. Note that Scope 1 and Scope 3 emissions credits are in addition to, and separate from, state and federal compliance credits. These offtake agreements are expected to be useful for financing our ATJ projects in South Dakota or North Dakota.
●	Verity: Verity is our wholly owned, data verification platform that enables traceable, audit-ready carbon abatement accounting across complex supply chains, supporting regulatory compliance and carbon market participation. In the first quarter of 2025, Verity announced agreements with two new customers, Landus and Minnesota Soybean Processors. These agreements provide access to those customers to track and verify sustainable agriculture attributes, while streamlining compliance reporting and auditability.

2025 First Quarter Financial Highlights

●	Ended the first quarter with cash, cash equivalents and restricted cash of $134.9 million.
●	Combined operating revenue, interest and investment income was $30.9 million for the first quarter.
o	On a standalone basis, our RNG subsidiary generated revenue of $5.7 million during the first quarter of 2025. This reflects an increase of $1.7 million compared to the previous year, driven by increased LCFS credit generation due to our carbon score for the LCFS program, partially offset by reduced RIN prices.
●	Loss from operations of $20.1 million for the first quarter.
●	Non-GAAP Adjusted EBITDA loss[1] of $15.4 million for the first quarter.
●	Sale of environmental attributes by our RNG subsidiary of $5.4 million for the first quarter.
●	Gevo RNG generated income from operations of $0.5 million, and non-GAAP Adjusted EBITDA[1] of $2.7 million for the first quarter.
●	Gevo North Dakota generated income from operations of $1.1 million, and non-GAAP Adjusted EBITDA[1] of $1.8 million for the first quarter.
●	Net loss per share of $0.09 for the first quarter.

Management Comment

Dr. Patrick Gruber, Gevo’s Chief Executive Officer, commented, “We believe we can get to positive Adjusted EBITDA this year for the company. This is in spite of the perceived headwinds and noise in the marketplace. We have real products to sell now that we own our North Dakota plant. Gevo North Dakota produces ethanol, animal feed, corn oil, and importantly, carbon abatement. The carbon abatement value is generated by capturing CO2 and sending it more than a mile underground into what we think is the best well (or sequestration site) in the country. Having this carbon abatement available to us has opened up new doors in the marketplace as customers and partners don’t have to wait around for synthetic aviation fuel (“SAF”) projects to be built to start developing the market in a real sense. We have approval from the Internal Revenue Service to apply for the Section 45Z tax credit, so we will do that, and that should help meet our Adjusted EBITDA goals.”

Dr. Gruber continued, “We continue to believe that SAF offers an excellent market opportunity. We see that jet fuel demand, beyond SAF, is expected to grow. We continue to believe that alcohol-to-jet offers the most scalable and lowest cost of production route. We need to get plants financed and deployed. To that end, we are doing a few things. First, we continue to be engaged with the U.S. Department of Energy on financing our ATJ-60 project, which we believe advances the stated objectives of the White House to produce more home-made energy including ethanol, biofuels and jet fuel. Second, we are translating the designs and engineering from the ATJ-60 to deploy an ATJ plant that can produce 30 million gallons per year of jet fuel at our Gevo North Dakota site (“ATJ-30”). We expect that this ATJ-30 plant will be near-fully modularized to minimize cost, construction, and start-up risks, and be able to be deployed sooner than or on a similar timeframe as ATJ-60. We already have more than 50% of the capacity of the ATJ-30 sold. Third, by driving down capital costs, we expect that there will be several opportunities for us to “sell” plants, and license our technology portfolio in the future.”

“Unlike other companies in the ATJ space,” Dr. Gruber added, “we are using tried and true, proven at scale, unit operations to produce jet fuel. We figured out how to optimize them, integrate them, and make the jet fuel product in extremely high yield, with low production cost and a very low CI score. We have more than 100 patents covering the business system and technologies for ethanol to jet fuel and other hydrocarbons. We are pleased that Axens, who is the preeminent supplier of the various unit operations needed to make jet fuel from ethylene, including winning a Nobel prize for the trickiest step, has taken a license from Gevo for advanced ATJ processes. We are continuing to strengthen our partnership with Axens.”

“We are also aligning our strategic goals with fiscal discipline measures that should further enable our conservation of cash and realization of our target Adjusted EBITDA growth and strong fiscal year performance.”

Dr. Gruber concluded, “I like our position: we have operating assets that contribute Adjusted EBITDA, we have mature jet fuel projects, we have one of the few operating carbon capture and sequestration operations, we are developing markets with advanced carbon sequestration operations, we have a terrific site in North Dakota to build out capacity for jet fuel and other products, and we have a strong proprietary position given our patents and know-how.”

2025 First Quarter Financial Results

Operating revenue. During the three months ended March 31, 2025, operating revenue increased by $25.1 million compared to the three months ended March 31, 2024. This increase was primarily due to $22.8 million in revenue from Gevo North Dakota in the two months we have owned it, $1.7 million in additional revenue from our RNG project driven by an increase in LCFS credits generated due to our improved carbon score for the LCFS program offset by a decline in RIN prices, and $0.5 million from the sale of isooctane. During the three months ended March 31, 2025, we sold 79,963 MMBtu of RNG from our RNG project, resulting in $0.3 million in RNG sales and $5.4 million in environmental attribute sales.

Cost of production. Cost of production increased $18.9 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to $21.7 million from Gevo North Dakota, partially offset by $3.6 million of future corn basis gains.

Depreciation and amortization. Depreciation and amortization increased $1.2 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to $3.5 million of depreciation related to Gevo North Dakota, partially offset by a $2.6 million reduction of depreciation related to assets fully depreciated at our facility in Luverne, Minnesota (the “Luverne Facility”).

Research and development expense. Research and development expenses decreased $0.5 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to decreased consulting expenses and professional fees.

General and administrative expense. General and administrative expense decreased $1.1 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to a $2.3 million decrease in stock-based compensation, partially offset by $0.5 million higher employee costs, $0.2 million increase in insurance costs and $0.2 million increase in computer and software costs.

Project development costs. Project development costs are primarily related to our ATJ projects and Verity, which consist primarily of employee expenses, preliminary engineering costs, and technical consulting fees. Project development costs decreased $0.3 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to a $1.8 million wind-down fee incurred in 2024, partially offset by $1.1 million of additional employee related costs.

Acquisition related costs. Acquisition related costs of $4.4 million are due to our acquisition of Gevo North Dakota.

Facility idling costs. Facility idling costs are related to the care and maintenance of our Luverne Facility and reprocessing plant. Facility idling costs decreased $0.5 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to utilizing the reprocessing plant for isooctane production.

Loss from operations. The Company’s loss from operations decreased by $3.0 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to increased revenues from Gevo North Dakota and the reduction of general and administrative expenses, partially offset by the acquisition related costs.

Interest expense. Interest expense increased $2.8 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to the debt used to acquire Gevo North Dakota and a higher interest rate on our remarketed RNG bonds.

Interest and investment income. Interest and investment income decreased $2.8 million during the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to the usage of cash for the acquisition of Gevo North Dakota and to fund our capital projects and operating costs, resulting in a lower balance of cash equivalent investments during the three months ended March 31, 2025.

Other income (expense), net. Other income (expense), net remained flat for the three months ended March 31, 2025, compared to the three months ended March 31, 2024.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, Dr. Chris Ryan, President and Chief Operating Officer, L. Lynn Smull, Chief Financial Officer, Dr. Paul Bloom, Chief Business Officer and Dr. Eric Frey, Vice President of Finance and Strategy. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register-conf.media-server.com/register/BI14d4db26011d45b9871ce05b8b3c5a63. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/xd9v2i3x.

A webcast replay will be available two hours after the conference call ends on May 13, 2025. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a next-generation diversified energy company committed to fueling America’s future with cost-effective, drop-in fuels that contribute to energy security, abate carbon, and strengthen rural communities to drive economic growth. Gevo’s innovative technology can be used to make a variety of renewable products, including SAF, motor fuels, chemicals, and other materials that provide U.S.-made solutions. By investing in the backbone of rural America, Gevo’s business model includes developing, financing, and operating production facilities that create jobs and revitalize communities. Gevo owns and operates one of the largest dairy-based RNG facilities in the United States, turning by-products into clean, reliable energy. We also operate an ethanol plant with an adjacent CCS facility, further solidifying America’s leadership in energy innovation. Additionally, Gevo owns the world’s first production facility for specialty ATJ fuels and chemicals. Gevo’s market-driven “pay for performance” approach regarding carbon and other sustainability attributes, helps ensure value is delivered to our local economy. Through its Verity subsidiary, Gevo provides transparency, accountability, and efficiency in tracking, measuring and verifying various attributes throughout the supply chain. By strengthening rural economies, Gevo is working to secure a self-sufficient future and to make sure value is brought to the market.

For more information, see www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the financing and the timing of our ATJ-60 project, our ATJ-30 project, our financial condition, our results of operation and liquidity, our business plans, our business development activities, financial projections related to our business, our RNG project, our sales agreements, our plans to develop our business, our ability to successfully develop, construct, and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA excludes depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$65,288	$189,389
Restricted cash	1,489	1,489
Trade accounts receivable, net	11,746	2,411
Inventories	16,787	4,502
Prepaid expenses and other current assets	8,545	5,920
Total current assets	103,855	203,711
Property, plant and equipment, net	339,070	221,642
Restricted cash	68,155	68,155
Operating right-of-use assets	2,283	1,064
Finance right-of-use assets	1,540	1,877
Intangible assets, net	52,113	8,129
Goodwill	41,605	3,740
Deposits and other assets	69,179	75,623
Total assets	$677,800	$583,941
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$28,770	$22,006
Operating lease liabilities	692	333
Finance lease liabilities	1,610	2,001
Loans payable	19,925	21
Total current liabilities	50,997	24,361
Remarketed Bonds payable, net	67,317	67,109
Loans payable	79,773	—
Operating lease liabilities	1,840	966
Finance lease liabilities	210	187
Asset retirement obligation	2,142	—
Other long-term liabilities	729	1,830
Total liabilities	203,008	94,453

Redeemable non-controlling interest	4,955	—

Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 239,562,995 and 239,176,293 shares issued and outstanding at March 31, 2025, and December 31, 2024, respectively.	2,396	2,392
Additional paid-in capital	1,289,406	1,287,333
Accumulated deficit	(821,965)	(800,237)
Total stockholders' equity	469,837	489,488
Total liabilities and stockholders' equity	$677,800	$583,941

Gevo, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Total operating revenues	$29,109	$3,990
Operating expenses:
Cost of production	21,446	2,587
Depreciation and amortization	5,622	4,451
Research and development expense	1,052	1,548
General and administrative expense	11,084	12,150
Project development costs	5,002	5,319
Acquisition related costs	4,438	—
Facility idling costs	604	1,076
Total operating expenses	49,248	27,131
Loss from operations	(20,139)	(23,141)
Other (expense) income
Interest expense	(3,294)	(542)
Interest and investment income	1,770	4,593
Other (expense) income, net	(110)	215
Total other (expense) income, net	(1,634)	4,266
Net loss	(21,773)	(18,875)
Net loss attributable to non-controlling interest	(45)	—
Net loss attributable to Gevo, Inc.	$(21,728)	$(18,875)

Net loss per share - basic and diluted	$(0.09)	$(0.08)
Weighted-average number of common shares outstanding - basic and diluted	232,027,993	240,844,334

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	For the Three Months Ended March 31, 2025 and 2024

	Common Stock			Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity
Balance, December 31, 2024	239,176,293	$2,392	$1,287,333	$(800,237)	$489,488
Non-cash stock-based compensation	—	—	1,898	—	1,898
Stock-based awards and related share issuances, net	386,702	4	175	—	179
Net loss	—	—	—	(21,728)	(21,728)
Balance, March 31, 2025	239,562,995	$2,396	$1,289,406	$(821,965)	$469,837

Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$(721,597)	$557,389
Non-cash stock-based compensation	—	—	4,233	—	4,233
Stock-based awards and related share issuances, net	1,204,232	12	583	—	595
Repurchase of common stock	(2,127,661)	(21)	(1,376)	—	(1,397)
Net loss	—	—	—	(18,875)	(18,875)
Balance, March 31, 2024	239,576,404	$2,396	$1,280,021	$(740,472)	$541,945

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net loss	$(21,773)	$(18,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,898	4,233
Depreciation and amortization	5,622	4,451
Change in fair value of derivative instruments	(2,732)	—
Other non-cash (income) expense	1,004	656
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(4,355)	135
Inventories	(1,045)	(55)
Prepaid expenses and other current assets, deposits and other assets	(2,264)	(3,297)
Accounts payable, accrued expenses and non-current liabilities	(403)	(3,326)
Net cash used in operating activities	(24,048)	(16,078)
Investing Activities
Acquisitions of property, plant and equipment	(5,834)	(17,512)
Acquisition of Red Trail Energy	(198,461)	—
Net cash used in investing activities	(204,295)	(17,512)
Financing Activities
OIC loan proceeds	105,000	—
Payment of debt issuance costs	(5,480)	—
Non-controlling interest	5,000	—
Proceeds from the exercise of stock options	179	—
Payment of loans payable	—	(32)
Payment of finance lease liabilities	(457)	(23)
Repurchases of common stock	—	(1,397)
Net cash provided by (used in) financing activities	104,242	(1,452)
Net decrease in cash and cash equivalents	(124,101)	(35,042)
Cash, cash equivalents and restricted cash at beginning of period	259,033	375,597
Cash, cash equivalents and restricted cash at end of period	$134,932	$340,555

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(In thousands)

	Three Months Ended March 31,
	2025	2024
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(20,139)	$(23,141)
Depreciation and amortization	5,622	4,451
Stock-based compensation	1,898	4,233
Change in fair value of derivative instruments	(2,732)	—
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(15,351)	$(14,457)

	Three Months Ended March 31, 2025

	Gevo	GevoFuels	GevoRNG	GevoND	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
(Loss) income from operations	$(20,984)	$(724)	$469	$1,100	$(20,139)
Depreciation and amortization	747	—	1,403	3,472	5,622
Allocated intercompany expenses for shared service functions	(890)	—	890	—	—
Stock-based compensation	1,937	—	(39)	—	1,898
Change in fair value of derivative instruments	—	—	—	(2,732)	(2,732)
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(19,190)	$(724)	$2,723	$1,840	$(15,351)

	Three Months Ended March 31, 2024

	Gevo	GevoFuels	GevoRNG	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(20,126)	$(1,010)	$(2,005)	$(23,141)
Depreciation and amortization	3,077	—	1,374	4,451
Allocated intercompany expenses for shared service functions	(890)	—	890	—
Stock-based compensation	4,199	—	34	4,233
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(13,740)	$(1,010)	$293	$(14,457)

Media Contact

Heather Manuel

Vice President of Stakeholder Engagement & Partnerships

PR@gevo.com

Investor Contact

Eric Frey, PhD

Vice President of Finance and Strategy

IR@Gevo.com